Exhibit 99.1

Cohu Announces Resignation of Director

POWAY, Calif. -- (BUSINESS WIRE) -- May 28, 2019 -- Cohu, Inc. (NASDAQ: COHU), a global leader in back-end semiconductor equipment and services, today announced that, effective on May 27, 2019, Ms. Ritu C. Favre resigned from her position as Director of Cohu. Ms. Favre’s resignation was for personal reasons and did not involve any disagreement with Cohu.

About Cohu

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com.

Investor Contact:

Cohu, Inc.

Richard Yerganian, 781-467-5063

Vice President, Investor Relations

rich.yerganian@cohu.com